NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                       FOR MORE INFORMATION
February 10, 2009                                                                                                                         Contact:  Kary Brunner, re: N-1008
                                                    630 388-2529

ADMINISTRATIVE LAW JUDGES ISSUE PROPOSED RATE ORDER

Naperville, Ill. – Nicor Inc. (NYSE:GAS) announced that on February 9, 2009, the Administrative Law Judges (ALJs) issued a proposed order in the Nicor Gas rate case that currently is pending before the Illinois Commerce Commission (ICC). The proposed order recommends a revenue requirement increase of approximately $68.8 million, a rate of return on rate base of 7.57 percent and a rate of return on equity of 10.17 percent.  The proposed order compares to Nicor Gas’ requested revenue requirement increase of approximately $140.4 million, a rate of return on rate base of 9.27 percent and a rate of return on equity of 11.15 percent.  The proposed order also includes approval of a volume balancing rider that would adjust rates to recover fixed costs and an energy efficiency rider that would fund energy efficiency programs.  The proposed order is a recommendation by the ALJs, and Nicor Gas and other parties to the proceeding will have the opportunity to file written briefs to identify points where they agree or disagree with the proposed order. After considering these briefs, the ALJs may modify the proposed order and will submit their recommendation to the ICC commissioners.  The ICC commissioners will then make the final decision on Nicor Gas' rate increase request and that decision may differ from the ALJs' recommendation.  That final decision is expected to be issued no later than March 25, 2009.  Rates would be effective prospectively.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor Web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," "ultimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.